Exhibit 99.1

deCODE genetics Announces Second Quarter 2005 Financial Results

Progress in clinical and preclinical programs, senior drug development appointments, strong cash position underscore execution of product strategy

Reykjavik, ICELAND, August 2, 2005 – deCODE genetics (Nasdaq:DCGN) today reported consolidated financial results for the quarter ended June 30, 2005. A conference call to discuss the quarter’s results and recent progress in the company’s drug development programs will be webcast live tomorrow, Wednesday, August 3, at 8am EDT/12 noon GMT (details below).

Revenue for the second quarter 2005 was $11.4 million, compared to $9.6 million for the same period a year ago. For the first six months of 2005, revenue was $21.0 million, compared to $19.9 million for the first six months of 2004. At June 30, 2005 the company had $16.9 million in deferred research revenue, which will be recognized over future reporting periods.

Net loss for the second quarter 2005 was $13.3 million, unchanged from the second quarter 2004. For the six months of 2005, net loss was $30.3 million, compared to $25.3 million for the same period last year. This is the result principally of increased spending on the company’s drug development programs. Basic and diluted net loss per share was $0.25 for the second quarter this year, unchanged from the same quarter last year. Basic and diluted net loss per share for the first six months of 2005 was $0.56, compared to $0.48 for the same period in 2004. At the close of the second quarter the company had approximately 54.6 million shares outstanding.

At June 30, 2005 the company had $185.3 million in cash and short-term investments, compared to $198.3 million, including $6.0 million in restricted cash, at December 31, 2004.

Research and development expense for proprietary programs was $11.0 million for the second quarter 2005, compared to $5.4 million for the second quarter last year. For the first six months of 2005 research and development expense was $19.3 million, compared to $9.6 million for the same period in 2004. These increases are the result principally of costs associated with the advancement of our lead drug development programs into clinical trials.

Selling, general and administrative expenses for the second quarter and first six months of 2005 were $4.7 million and $8.9 million, respectively, compared to $5.6 million and $9.9 million for the respective periods in 2004, with modest declines in most expense categories.

“We are advancing our clinical and preclinical programs in some of the biggest indications in medicine. In the past quarter we published exciting results from our Phase II trials of DG031, being developed for the prevention of heart attack, and are now working on finalizing the protocol for the Phase III outcome trial. We began enrollment for our Phase II trial in asthma, and saw very encouraging interim data from our Phase I clinical program for DG041, our developmental compound for peripheral artery disease,” said Kari Stefansson, CEO of deCODE. “Our financial results for the second quarter and first half of the year demonstrate that we are broadening and advancing our pipeline in a sustainable manner. By ensuring that we have the resources to take our programs forward ourselves, we will be able to capture the greatest possible upside from the development of new drugs.”

Recent company highlights:

Drug Discovery and Development

•                  Heart attack - DG031. In May the company published in JAMA the results of its Phase II clinical studies of DG031, its developmental compound for the prevention of heart attack. The results showed that DG031 works to correct a biological perturbation caused by genetic risk factors for heart attack, and lowers levels of well established biomarkers for risk of heart attack, including C-reactive protein (CRP) and myeloperoxidase (MPO). The company is utilizing the data from the Phase II program in the design of its Phase III clinical outcome study, and is seeking a Special Protocol Assessment from the U.S. Food and Drug Administration (FDA) for the Phase III trial. The company expects to begin enrollment for the trial later this year.

•                  PAD – DG041. In atherosclerosis of the extremities, or peripheral artery disease (PAD), which we previously referred to as peripheral arterial occlusive disease (PAOD), the company is working to meet the need for a novel and selective anti-platelet compound that can improve blood flow through the affected arteries. DG041, deCODE’s developmental compound for the treatment of PAD, is a first-in-class small-molecule inhibitor of the EP3 receptor for prostaglandins E2. deCODE identified the EP3 receptor as a drug target through its population genetics research, which has linked variations in the gene encoding the EP3 receptor to susceptibility to PAD. The company recently completed the single-dose escalation trial of its Phase I clinical program for DG041, and the results indicate that DG041 is well tolerated at all dose levels tested; no side-effects were detected in the trial, and in particular DG041 did not prolong bleeding time. Additionally, doses were identified which appear to completely inhibit platelet aggregation stimulated through the EP3 receptor. The trial enrolled 54 healthy volunteers and examined doses of 50mg, 100mg and 200mg. The multiple-dose Phase I trial of DG041 is currently underway and the company expects to complete its Phase I clinical development program by the fall.

•                  Asthma. One of the most pressing therapeutic needs in asthma is for a non-steroidal means of effectively controlling or preventing asthma attacks. Through its population genetics work, deCODE has linked versions of the gene encoding the MAP3K9 kinase with significantly increased risk of asthma. In December last year, deCODE formed a co-development alliance to conduct a Phase II clinical trial in asthma of a compound that inhibits this target, developed by a third party in another indication. The randomized, double-blind and placebo-controlled trial began in May and is enrolling 160 asthma patients with the at-risk variants of the gene. Participants are divided into four groups, three receiving various doses of active drug and one receiving placebo. The study is examining safety and tolerability, as well as improvement in lung function and reduction in airway inflammation. The company expects to present results from the trial later this year.

Personnel

•                  Dan Hartman. Daniel Hartman, MD, joined deCODE in July as Senior Vice President for Product Development. Dr. Hartman came to deCODE from Pfizer, where he served for several years in senior clinical development positions, including Global Clinical Leader, Allergy and Respiratory Diseases; Clinical Exploratory Head, Cardiovascular and Metabolic Diseases; and Experimental Medicine Therapy Area Leader, Cardiovascular, Metabolism and Anaderm. From 2000 to 2002, Dr. Hartman was Vice President of Worldwide Clinical Development at Esperion

Therapeutics. Prior to joining Esperion, he was Director, Clinical Cardiovascular and Therapy Head, Thrombosis and Cardiopulmonary Disease at Pfizer. From 1995 to 1999, Dr. Hartman served in senior clinical research positions at Eli Lilly & Company. Dr. Hartman received his M.D. from Wayne State University and held post-doctoral and faculty positions at the Indiana University School of Medicine.

•                  David Hermann and Peter Van Ess. Also joining deCODE’s drug development team are two colleagues of Dr. Hartman’s, Dr. David Hermann and Dr. Peter Van Ess. Dr. Hermann served for the past four years as Director of Pharmacometrics at Pfizer Global Research and Development. Prior to this, he served as Senior Scientific Consultant at Pharsight Corporation and held several research positions in pharmacokinetics and pharmacodynamics at Glaxo and Glaxo Wellcome. He received his Doctor of Pharmacy degree from the University of Illinois at Chicago. Dr. Van Ess, who was previously Global Clinical Pharmacokinetics and Pharmacodynamics Program Leader at Pfizer, holds a Doctor of Pharmacy degree from the University of Wisconsin-Madison and a Ph.D. in Pharmaceutical Sciences from the University of Kentucky College of Pharmacy. Prior to his position at Pfizer, he was Clinical Pharmacology Program Leader at Pharmacia Corporation.

About deCODE

deCODE is a biopharmaceutical company applying its discoveries in human genetics to the development of drugs for common diseases. deCODE is a global leader in gene discovery — our population approach and resources have enabled us to isolate key genes contributing to major public health challenges from cardiovascular disease to cancer, genes that are providing us with drug targets rooted in the basic biology of disease. deCODE is also leveraging its expertise in human genetics and integrated drug discovery and development capabilities to offer innovative products and services in DNA-based diagnostics, bioinformatics, genotyping, structural biology, drug discovery and clinical development. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Conference Call Information

A conference call, during which deCODE management will discuss the quarter’s financial results and recent operating highlights, will be webcast tomorrow, Wednesday, August 3, at 8am EDT/12 noon GMT. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, through www.streetevents.com, or, for non-subscribers to StreetEvents, on www.fulldisclosure.com. A replay of the call will be available on these websites for the following week. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 790397.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission.  deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Operations

	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
	in thousands, except share and per share amounts (unaudited)
Revenue	$11,437	$9,635	$20,960	$19,917
OPERATING EXPENSES
Cost of revenue, including collaborative programs	8,597	10,338	17,737	21,512
Research and development – proprietary programs	11,001	5,385	19,276	9,644
Selling, general and administrative	4,694	5,589	8,852	9,852
Total operating expense	24,292	21,312	45,865	41,008

Operating loss	(12,855)	(11,677)	(24,905)	(21,091)
Interest income	1,533	746	2,653	981
Interest expense	(1,700)	(2,113)	(4,089)	(3,312)
Other non-operating income and (expense), net	(310)	(235)	(3,927)	(1,893)
Net loss	$(13,332)	$(13,279)	$(30,268)	$(25,315)
Basic and diluted net loss per share:	$(0.25)	$(0.25)	$(0.56)	$(0.48)

Shares used in computing basic and diluted net loss per share	53,663,568	53,543,747	53,656,312	53,235,623

Condensed Consolidated Balance Sheet Data

	At June 30, 2005	At December 31, 2004
	in thousands (unaudited)
Cash and short-term investments, including restricted cash	$185,256	$198,320
Total assets	240,749	288,252
Total liabilities	218,697	235,826
Total shareholders’ equity	22,052	52,396